                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Summary Financial and Operating Data", "Selected Financial and Operating Data", and "Experts" and to the use of our report dated March 31, 2000, except for the last three paragraphs of Note 11, as to which the date is April 25, 2000, in the Registration Statement and related Prospectus of Flashcom, Inc. for the registration of shares of its common stock to be filed with the Securities and Exchange Commission on or about May 12, 2000.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
May 12, 2000